SUB ITEM 77I
Effective April 18, 2008, MFS Mid Cap Value Fund and MFS Union Standard Equity Fund, each a series of MFS Series Trust XI, converted Class R shares
(if offered) and Class R2 shares to Class R3 shares, and, effective April 21, 2008, redesignated Class R3, Class R4, and Class R5, as Class R2, Class R3, and Class R4, respectively.
Effective June 1, 2008, MFS Union Standard Equity Fund, a series of MFS Series Trust XI, changed its name to MFS Blended Research Core Equity Fund and created additional classes of shares designated Class W Shares, Class R1 Shares, Class R2 Shares, Class R3 Shares, and Class R4 Shares; respectively.